Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Media:

Pattie Overstreet-Miller

847/851-7351

www.careered.com

Lynne Baker

847/851-7006

www.careered.com

Career Education’s Largest Stockholder Votes in Favor of Company’s Director Nominees; Career Education Responds to Dissident’s Misleading Proxy Materials

HOFFMAN ESTATES, IL, MAY 16, 2006 – Career Education Corporation (NASDAQ: CECO) today announced that its largest institutional stockholder, Ariel Capital Management, LLC, has informed the company that it has voted its 12.9 million shares, representing approximately 13% of Career Education’s outstanding shares, in favor of the company’s proxy and its director nominees.

“Having heard the positions of both the company and its dissident, Steven Bostic, we came to the conclusion that the current Career Education board and management team are the best equipped to take the company forward. We have cast our votes in support of the company’s director nominees,” said John W. Rogers, Jr., Ariel’s Founder, Chairman, Chief Executive and Chief Investment Officer.

Career Education’s board also responded today to a letter circulated by Bostic, allegedly written to him by a disgruntled former Career Education employee, who was terminated for cause in 2004.

“Dear Mr. Bostic:

As you know, but fail to mention, Jon Coover, the purported author of the letter distributed by you to certain of Career Education’s stockholders, was a disgruntled former CEC employee who was terminated for cause by the company in 2004. Mr. Coover’s perspective on events that occurred subsequent to

CEC’s acquisition of AIU is clearly at odds with what actually transpired.

Last week we sent you a letter asking that you reply to nine key questions that we believe are relevant and important to our stockholders. Instead of telling the shareholders the truth about what you really intend to do to and at Career Education Corporation, you have chosen to disseminate a letter filled with inaccuracies. It’s a shame, because Career Education stockholders deserve better than that.

We and the CEC stockholders are still awaiting your response, Mr. Bostic.

Sincerely yours,

The Board of Directors of Career Education Corporation”

About Career Education Corporation

The colleges, schools and universities that are part of the Career Education Corporation (CEC) family offer high quality education to more than 95,000 students across the world in a variety of career-oriented disciplines. The 80-plus campuses that serve these students are located throughout the U. S., Canada, France, the United Kingdom, and the United Arab Emirates and offer doctoral, master’s, bachelor’s, and associate degrees and diploma and certificate programs. Approximately one third of students attend the web-based virtual campuses of American InterContinental University Online and Colorado Technical University Online.

Career Education is an industry leader whose gold-standard brands are recognized globally. Those brands include, among others, the Le Cordon Bleu schools of North America; the Harrington School of Design; the Brooks Institute of Photography; the Katharine Gibbs schools; American InterContinental University; Colorado Technical University and Sanford Brown. The mission of CEC, through its schools, its educators, and its employees is education—their primary goal, to enable students to graduate successfully and pursue rewarding careers.

For more information see www.careered.com. The company’s website also has a detailed listing of individual campus locations and web links for its 80-plus colleges, schools and universities.